Exhibit 10.1

TAX RECEIVABLE AGREEMENT
by and among
QUANTINUUM INC.
QUANTINUUM HOLDINGS, LLC
TRA PARTIES
and
OTHER PERSONS FROM TIME TO TIME PARTY HERETO
[ ● ], 2026

i

ii

Exhibits
Exhibit A    -    Form of Joinder Agreement
iii

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ ● ], 2026, is hereby entered into by and among Quantinuum Inc., a Delaware corporation (the “Corporation”), Quantinuum Holdings, LLC, a Delaware limited liability company (“Holdings”), Honeywell Holdings International Inc., a Delaware corporation and Honeywell International Inc., a Delaware corporation (collectively, “Honeywell”), Cambridge Quantum Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“CQH”) and JPMC Strategic Investments I Corporation, a Delaware corporation (“JPMC”).
RECITALS
WHEREAS, Holdings is treated as a partnership for U.S. federal income tax purposes;
WHEREAS, in connection with the IPO (as defined below), the Parties effected an organizational restructuring of certain of their affiliates and direct and indirect subsidiaries through a series of sequential transactions (the “Restructuring”) pursuant to which the former holders of equity interests of Quantinuum, an exempted company incorporated with limited liability under the laws of the Cayman Islands, received newly issued Common Units (as defined in the Operating Agreement) and became members of Holdings and the Corporation became the sole managing member of Holdings;
WHEREAS, as a result of the Restructuring, the TRA Parties hold Common Units in Holdings as of the date hereof;
WHEREAS, following the Restructuring, the Corporation will issue shares of its Class A Common Stock in an initial public offering of its Class A Common Stock (the “IPO”);
WHEREAS, in connection with the IPO, the Corporation acquired newly issued Common Units from Holdings using the net proceeds from the IPO (the “Unit Purchase”);
WHEREAS, as a result of the Unit Purchase, the Corporation will be entitled to obtain the benefit of the IPO Existing Basis;
WHEREAS, the Operating Agreement provides each TRA Party with a redemption right pursuant to which each TRA Party may cause Holdings to redeem all or a portion of its Common Units from time to time for shares of Class A Common Stock or, under certain circumstances, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Common Units between the Corporation and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”);
WHEREAS, as a result of any Redemption, any Direct Exchange or any other Exchange the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) certain Covered Tax Assets;

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to certain tax benefits to be derived by the Corporation as the result of Covered Tax Assets and the making of payments under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation or Holdings (but only to the extent allocable to the Corporation) for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes).
“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters selected by the Corporation.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means SOFR plus 150 basis points.
“Agreement” is defined in the preamble.
“Amended Schedule” is defined in Section 2.3(b).
“Amount Realized” means, with respect to any Exchange that is not eligible for nonrecognition treatment (as determined for U.S. federal income tax purposes), at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Common Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means, (i) for the first five (5) Taxable Years beginning with the Corporation’s Taxable Year that includes the date hereof, three percent (3%), and (ii) thereafter, the Corporation’s reasonable estimate of its state and local tax rate, which shall be updated every five (5) Taxable Years.
“Attributable” is defined in Section 3.1(b)(i).
“Audit Committee” means the audit committee of the Board.
“Basis Adjustment” is defined in Section 2.1(a).
“Basis Schedule” is defined in Section 2.2(a).
“Board” means the Board of Directors of the Corporation.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.
“Change of Control” shall have the meaning ascribed to such term in the Operating Agreement; provided that for purposes of this definition, Permitted Transferees shall include any Affiliate of a TRA Party.
“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.
“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Common Units” shall have the meaning ascribed to such term in the Operating Agreement.
“Consent Requirement” is defined in Section 7.6(a).
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation” is defined in the preamble to this Agreement.
“Covered Tax Assets” means (i) IPO Existing Basis, (ii) Exchange Existing Basis, (iii) Basis Adjustments and (iv) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (iv).
“Covered Taxes” means any U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.
“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).
“Default Rate” means SOFR plus 800 basis points.
“Default Rate Interest” is defined in Section 5.2.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.
“Direct Exchange” is defined in the recitals to this Agreement.
“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.
“Early Termination Notice” is defined in Section 4.2(a).
“Early Termination Payment” is defined in Section 4.3(b).
“Early Termination Reference Date” is defined in Section 4.2(b).
“Early Termination Schedule” is defined in Section 4.2(b).
“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) other taxable transfer (as determined for U.S. federal income tax purposes) of Common Units to the Corporation from a TRA Party (including a purchase by Holdings deemed or treated as a purchase by the Corporation under Section 707(a) of the Code) or (iv) distribution (including a deemed distribution) by Holdings to a TRA Party, in each case, that results in a Basis Adjustment.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Exchange Existing Basis” means (i) the existing tax basis of the Reference Assets that are depreciable or amortizable (including research and development expenses and assets amortizable under Section 174 of the Code and assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes and attributable to the Common Units transferred upon an Exchange, determined as of immediately prior to the time of such Exchange and (ii) any increase or decrease (if any) to such tax basis referred to in clause (i) pursuant to Treasury Regulations Section 1.743-1(f) to the extent attributable to the transferee’s existing tax basis; provided, that for the avoidance of doubt, Exchange Existing Basis shall not include any IPO Existing Basis or Basis Adjustments.
“Expert” is defined in Section 7.9(a).
“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).
“Holdings” is defined in the preamble to this Agreement.
“Holdings Group” means Holdings and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary to the extent Holdings holds such Subsidiary directly or indirectly through any entity treated as a corporation for applicable tax purposes (other than the Corporation)).
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation and Holdings but calculated without taking into account the Covered Tax Assets; provided, that for purposes of determining the Hypothetical Tax Liability, (i) the combined tax rate for U.S. state Covered Taxes shall be the Assumed State and Local Tax Rate, (ii) the Corporation shall use the Non-IPO Existing Basis, the Non-Exchange Existing Basis and the Non-Adjusted Basis, (iii) the Corporation shall not take into account any Imputed Interest, and (iv) the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.
“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.
“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.
“Initial TRA Representative” means the representative (together with its Affiliates) designated by each of the TRA Parties that is an original signatory to this Agreement.
“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.
“IPO Existing Basis” means the Corporation’s proportionate share of Holdings Group’s tax basis in the Reference Assets held by Holdings Group at the time of the IPO that are depreciable or amortizable (including research and development expenses and assets amortizable under Section 174 of the Code and assets that will eventually be subject to depreciation or amortization, once placed in service) corresponding to (A) Common Units acquired by the Corporation in the Unit Purchase at the time of the IPO or (B) any Common Units acquired by the Corporation after the IPO (other than any Common Units acquired (or deemed acquired) by the Corporation in connection with a Redemption, Direct Exchange or other transaction treated as a direct purchase of Common Units by the Corporation from a Member pursuant to Section 707(a)(2)(B) of the Code) (such acquisition of Units, a “Subsequent Capital Contribution”).
“IRS” means the U.S. Internal Revenue Service.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Joinder Requirement” is defined in Section 7.6(a).
“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Market Value” means (i) with respect to an Exchange (other than a deemed Exchange described in clause (ii) below), the value of the Class A Common Stock on the applicable Redemption or Direct Exchange date determined by the Corporation on a reasonable and consistent basis and used by the Corporation in its U.S. federal income tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to the Valuation Assumptions, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, the fair market value of one share of Class A Common Stock, as determined by the Corporation in good faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.
“Material Breach” means (i) subject to the exceptions set forth in this Agreement (including Section 4.1(c) and Section 5.1), the Corporation’s failure to make a Payment (along with any applicable interest) within ninety (90) calendar days of the applicable Final Payment Date, (ii) an intentional material breach by the Corporation of a material obligation under this

Agreement or (iii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.
“Maximum Rate” is defined in Section 7.13.
“Net Tax Benefit” is defined in Section 3.1(b)(ii).
“Non-TRA Portion” is defined in Section 2.2(c).
“Non-Adjusted Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes and attributable to Common Units received in an Exchange determined at the time of the Exchange, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Non-Exchange Existing Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes and attributable to Common Units received in an Exchange determined at the time of the Exchange, the tax basis that such Reference Assets would have had if the Exchange Existing Basis was equal to zero.
“Non-IPO Existing Basis” means, with respect to any Reference Assets which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes and attributable to Common Units purchased in the Unit Purchase at the time of the Unit Purchase, the tax basis that such Reference Assets would have had if the IPO Existing Basis was equal to zero.
“Objection Notice” is defined in Section 2.3(a)(ii).
“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of [ ● ], 2026, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.
“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.
“Permitted Transferee” means a holder of Common Units pursuant to any Permitted Transfer (as such term is defined in the Operating Agreement).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units and (ii) to which Section 743(b) of the Code applies.
“Realized Tax Benefit” is defined in Section 3.1(b)(iv).
“Realized Tax Detriment” is defined in Section 3.1(b)(v).
“Reconciliation Dispute” is defined in Section 7.9(a).
“Reconciliation Procedures” is defined in Section 7.9(a).
“Redemption” is defined in the recitals to this Agreement.
“Reference Asset” means any asset of any member of Holdings Group on the relevant date of determination under this Agreement (including at the time of an Exchange or the IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.
“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.
“Senior Obligations” is defined in Section 5.1.
“SOFR” means the Secured Overnight Financing Rate, as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.
“Tax Benefit Payment” is defined in Section 3.1(a).
“Tax Benefit Schedule” is defined in Section 2.2(a).
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.
“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.
“Trading Day” means a day on which the Nasdaq or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“TRA Interests” means an interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement.
“TRA Parties” means Honeywell, CQH, JPMC and their Permitted Transferees who have executed a Joinder.
“TRA Portion” is defined in Section 2.2(c).
“TRA Representative” means the Initial TRA Representatives; provided, however, that if the TRA Parties that designated the Initial TRA Representatives do not (and their respective Affiliates do not) continue to hold any rights to receive payments under this Agreement, then the TRA Representative shall be the TRA Party that has the greatest economic rights under this Agreement at such time.
“Transfer” has the meaning set forth in the Operating Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.
“U.S.” means the United States of America.
“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:
(i)    in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Effective Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;
(ii)    the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate in effect for each such Taxable Year (calculated based on apportionment factors applicable in the most recently ended Taxable Year prior to the Early Termination Effective Date);
(iii)    all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate;
(iv)    any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably in each of the ten (10) consecutive Taxable Years beginning with the Taxable Year that includes the Early Termination Effective Date(but, in the case of any such carryover or carryback that has less than ten (10) remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the Early Termination Effective Date, the Corporation had $100 of net operating losses, $10 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Effective Date);
(v)    any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the Early Termination Effective Date; provided that, in the event of a Change of Control that includes the direct sale of any non-amortizable assets, such non-amortizable assets shall be disposed of at the time of the direct sale of the relevant assets in such Change of Control for such price;
(vi)    any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;
(vii)    if, on the Early Termination Effective Date, any TRA Party has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party had such Common Units actually been Exchanged on the Early Termination Effective Date;

(viii)    any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and
(ix)    with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.
“Voluntary Early Termination” is defined in Section 4.2(a).
Section 1.2.    Rules of Construction. Unless otherwise specified herein:
(a)    For purposes of interpretation of this Agreement:
(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.
(ii)    Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.
(iii)    References to dollars or “$” refer to the lawful currency of the U.S.
(iv)    The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation.”
(v)    The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.
(vi)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II
Determination of Realized Tax Benefit
Section 2.1.    Basis Adjustments; Holdings 754 Election.
(a)    Basis Adjustments. The Parties acknowledge and agree that to the fullest extent permitted by applicable Law (i) each Redemption using cash or Class A Common Stock contributed to Holdings by the Corporation shall be treated as a direct purchase of Common Units by the Corporation from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) (i.e., equivalent to a Direct Exchange), and (ii) each (A) Exchange, (B) payment made by the Corporation (including under this Agreement, but except with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange and (C) each distribution (or deemed distribution) from Holdings to a TRA Party that may reasonably be treated as a transaction between the Corporation and the TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) will give rise to an increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets (which are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes) under Section 732, 734(b), or 743(b) or 1012 of the Code (or any similar provisions of state or local tax Law) (the “Basis Adjustments”). For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Common Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state or local tax Law), the consideration paid by the Corporation for such Common Units shall be the Amount Realized. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units is to be determined as if any Pre-Exchange Transfer of such Common Units had not occurred.
(b)    Holdings Section 754 Election. The Corporation shall cause each of Holdings and its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year in which an Exchange occurs. The Corporation shall use commercially reasonable efforts to cause each Person in which Holdings owns a direct or indirect equity interest (other than a Subsidiary and any Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal and applicable state and local income tax purposes) that is so treated as a partnership to have in effect any such election for each Taxable Year in which an Exchange occurs.
Section 2.2.    Tax Benefit Schedules.
(a)    Attribute Schedule. Within one hundred and twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Parties a schedule showing, in reasonable detail, (i) the Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each TRA Party (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (ii) the portion of the Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each TRA Party and (iii) any limitations on the ability of the Corporation to utilize any Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) (such schedule, an “Attribute Schedule”). An Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.3(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.3(b).
(b)    Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, the Corporation shall provide to the TRA Representative for each TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule shall also be provided to all TRA Representatives for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.3(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.3(b).
(c)    Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology (i.e., the Actual Tax Liability being the “with” calculation and the Hypothetical Tax Liability being the “without” calculation). Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year.
Section 2.3.    Procedures; Amendments.
(a)    Procedures. Each time the Corporation delivers a Schedule to any TRA Representative under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Representatives supporting schedules and work papers, as reasonably requested by any TRA Representatives, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Representatives and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Representatives, at the Corporation or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Representatives first received the applicable Schedule unless a TRA Representative, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representative’s material objection (an “Objection Notice”) or such TRA Representative provides a written waiver to the Corporation of its right to give an Objection Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from such TRA Representative. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Representative shall employ the Reconciliation Procedures described in Section 7.9 and the finalization of the Schedule will be conducted in accordance therewith.
(b)    Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only be and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified by the Corporation after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Parties within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.3(a).
ARTICLE III
Tax Benefit Payments
Section 3.1.    Timing and Amount of Tax Benefit Payments.
(a)    Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is fifteen (15) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.3(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(a). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party. For the avoidance of doubt, no TRA Party shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Party.

(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.
(i)    Attributable. A Net Tax Benefit (and related Realized Tax Benefit) is “Attributable” to a TRA Party in accordance with the following principles:
(A)    any IPO Existing Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party based on such TRA Party’s relative pro rata share in accordance with their percentage interest of Common Units held immediately after the IPO or, in the case of a Subsequent Capital Contribution, immediately prior to such Subsequent Capital Contribution;
(B)    any Exchange Existing Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party to the extent it is attributable to Common Units that were transferred in an Exchange by such TRA Party;
(C)    any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Common Units delivered to the Corporation by such TRA Party in the Exchange; and
(D)    any deduction to the Corporation in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).
(ii)    Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).
(iii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
(v)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding impact on the Hypothetical Tax Liability as a result of such audit or similar proceeding, if applicable, shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
(vi)    Imputed Interest. The parties acknowledge that a portion of any Net Tax Benefit payable by the Corporation to a TRA Party under this Agreement is to be treated as Imputed Interest in accordance with applicable Law.
(vii)    Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.
(viii)    The TRA Parties, Holdings and the Corporation acknowledge and agree that, as of the date of this Agreement and the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, if a TRA Party notifies the Corporation in accordance with the following, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Common Units by a TRA Party pursuant to an Exchange shall not exceed the sum of (A) the amounts described in clauses (i) and (iii) of the definition of Amount Realized with respect to such Exchange plus (B) the amount, if any, set forth in the Redemption Notice (as defined in the Operating Agreement) or other written notification delivered by such TRA Party to the Corporation with respect to the relevant Exchange, and the aggregate Payments under this Agreement to such TRA Party (other than amounts accounted for as interest under the Code) relating to the Exchange shall not exceed the amount described in this clause (B).

Section 3.2.    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.
Section 3.3.    Pro-Ration of Payments as Between the TRA Parties.
(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(a) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Covered Tax Assets (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.
(b)    Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in accordance with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full.
Section 3.4.    Overpayments. Subject to the procedures described in Section 2.3(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) or Section 4.3(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any payment paid by the Corporation to such TRA Party.

ARTICLE IV
Termination
Section 4.1.    Early Termination of Agreement; Acceleration Events.
(a)    Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement with respect to all or any of the TRA Parties, as and to the extent provided herein, by paying such TRA Party or TRA Parties the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party under this Agreement or such lesser amount otherwise agreed to by the Corporation and such TRA Party or TRA Parties.
(b)    Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.
(c)    Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within ninety (90) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have sufficient funds to make such payment, such failure will not constitute a Material Breach; provided, that (A) such payment obligation nevertheless will accrue at the Default Rate Interest for the benefit of the TRA Parties, (B) the Corporation shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to comply with the foregoing clause (B) will constitute a Material Breach; provided further, that the interest provision of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). The Corporation shall use commercially reasonable efforts to maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement.
(d)    In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment to the relevant TRA Parties of the Early Termination Payment (along with any applicable Default Rate Interest) or such lesser amount agreed to by the Corporation and the relevant TRA Parties, the Corporation shall have no further payment obligations under this Agreement. For the avoidance of doubt, if an Exchange subsequently occurs with respect to Common Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange or the related Covered Tax Assets.
Section 4.2.    Early Termination Notice.
(a)    If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Parties a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation shall deliver an equivalent Early Termination Notice to each other TRA Party at such time; provided, that the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.
(b)    The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.3(a) shall be the “Early Termination Reference Date”.
Section 4.3.    Payment upon Early Termination.
(a)    Timing of Payment. By the date that is fifteen (15) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each applicable TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party or such lesser amount otherwise agreed to by the Corporation and such TRA Party. Such Early Termination Payment or such lesser amount shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.
(b)    Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the sum of (I) the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions plus (II) any unpaid Tax Benefit Payments (including without duplication any payments of Default Rate Interest) in respect of the Taxable Years ending prior to the Early Termination Effective Date. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Common Units as of the Early Termination Effective Date.
ARTICLE V
Subordination and Late Payments
Section 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations. To the extent that any Payment is not permitted to be made when due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such Payment nevertheless shall accrue for the benefit of the TRA Parties (utilizing the Agreed Rate and not the Default Rate) and the Corporation shall make such Payment at the first opportunity that such Payment is permitted to be made in accordance with the terms of the Senior Obligations.
Section 5.2.    Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party.
ARTICLE VI
Tax Matters; Consistency; Cooperation
Section 6.1.    Participation in the Corporation’s and Holdings’ Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and Holdings, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes provided, however, that the Corporation shall not settle any issue pertaining to Covered Tax Assets that is reasonably expected to materially adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the TRA Representatives, such consent not to be unreasonably withheld, conditioned or delayed. If the TRA Representatives fail to respond to any notice with respect to the settlement of any such issue within fourteen (14) Business Days of its receipt of the applicable notice, the TRA Representatives shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, (i) the Corporation shall notify the TRA Representatives of, and keep them reasonably informed with respect to, the portion of any audit of the Corporation, Holdings or any of Holdings’ Subsidiaries by any Taxing Authority, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit

Payments and (ii) the TRA Representatives shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and Holdings, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.
Section 6.2.    Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and the applicable members of Holdings Group on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless the Corporation and all of the TRA Representatives agree to the use of other procedures and methodologies.
Section 6.3.    Cooperation. Each TRA Party, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any related audit, examination or controversy with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.
ARTICLE VII
Miscellaneous
Section 7.1.    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or when received in the form of an electronic transmission (receipt confirmation requested) and shall be directed to the address set forth or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Corporation or the sending party:
If to the Corporation, to:
Quantinuum Inc.
303 S Technology Court
Broomfield, CO 80021

Attn: Dr. Rajeeb Hazra, Chief Executive Officer, and Nitesh Sharan, Chief Financial Officer
Phone:
E-mail:
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Ryan Maierson, Cathy Birkeland and Max Schleusener
Phone:
E-mail:
If to Holdings, to:
Quantinuum Holdings, LLC
303 S Technology Court
Broomfield, CO 80021
Attn: Nitesh Sharan, Chief Financial Office
Phone:
Email:
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Ryan Maierson, Cathy Birkeland and Max Schleusener
Phone:
E-mail:
If to Honeywell, addressed as follows:
Honeywell International Inc.
855 S. Mint Street
Charlotte, North Carolina 28202
Attn: Su Ping Lu, Senior Vice President, General Counsel and Corporate Secretary; Jake Wasserman, Vice President & General Counsel, Corporate Transactions; Jasmine Johnson, General Counsel, Corporate Governance & Securities; Jason Sieber, Vice President, Taxes
E-mail:
If to CQH, addressed as follows:
Cambridge Quantum Holdings Limited

2nd Floor Partnership House, Carlisle Place,
London, England, SW1P 1BX
Attn: Ilyas Khan; Waseem Shiraz
E-mail:
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
The Scalpel
52 Lime Street
London, United Kingdom EC3M 7AF
Attn: Gary Brown
E-mail:
If to JPMC, addressed as follows:
JPMC Strategic Investments I Corporation
277 Park Ave, Floor 12
New York, NY, 10172-0003
Attn: Ana Capella Gomez-Acebo
E-mail:
If to any other TRA Party, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder or otherwise on file with the Corporation or Holdings.
Section 7.2.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other electronic delivery (including, for the avoidance of doubt, by .PDF, DocuSign, email or other electronic transmission) will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version of such agreement delivered in person.
Section 7.3.    Entire Agreement. This Agreement, together with the agreements and other documents referenced in this Agreement, constitutes the entire agreement among the Parties pertaining to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto.
Section 7.4.    No Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not intended to, and does not, create rights in any other Person, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 7.5.    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene or to be invalid under, the Laws of any political body having jurisdiction over the subject matter of this Agreement, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 7.6.    Assignments; Amendments; Successors; No Waiver.
(a)    Assignment. Each TRA Party may assign any of its rights under this Agreement to (i) any transferee of Common Units beneficially owned by such TRA Party in a transfer permitted by the Operating Agreement, (ii) to an Affiliate of such TRA Party (other than any direct or indirect shareholder or equityholder of such TRA Party) or (iii) to no more than five (5) transferees (excluding assignments described in clauses (i) and (ii)), in each case, so long as such assignee executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the joinder requirement in this sentence, the “Joinder Requirement”). No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without (i) such Person fulfilling the Joinder Requirement and (ii) except with respect to an assignment pursuant to the preceding sentence, the express prior written consent of the Corporation (the requirement in this clause (ii), the “Consent Requirement”). If a TRA Party transfers Common Units in accordance with the terms of the Operating Agreement but does not assign to the Transferee of such Common Units its rights and obligations under this Agreement with respect to such transferred Common Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder and (ii) the Transferee of such Common Units shall not be a TRA Party for purposes of this Agreement. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a mandatory assignment or assignment under Section 7.4) without the prior written consent of the TRA Representatives (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.
(b)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the TRA Representatives; provided, that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors; provided, further that any amendment that materially and adversely affects one or more TRA Parties on a materially disproportionate basis relative to other similarly situated TRA Parties shall require the consent of a majority (measured by Tax Benefit Payments receivable) of such similarly situated TRA Parties so materially disproportionately affected.
(c)    Successors. Except as provided in Section 7.6(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(d)    Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 7.7.    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including all Exhibits and Schedules attached hereto and not to any particular provision of this Agreement. All references in this Agreement to Articles, Sections, Exhibits and Schedules will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits and Schedules attached hereto and all such Exhibits and Schedules attached hereto are hereby incorporated in this Agreement and made a part of this Agreement for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders and the singular will include the plural and vice versa. The use in this Agreement of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 7.8.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without reference to conflict of law rules of that or any other jurisdiction. All actions, claims, cause of actions, demands, hearings, investigations, litigations, mediations, proceedings or suits (each, a “Legal Proceeding”) arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware state courts or federal courts of the United States of America sitting in the State of Delaware and any appellate court from any such court (as applicable, the “Chosen Courts”). Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of the Chosen Courts for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive and agree not to assert by way of motion, defense or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that such Legal Proceeding is brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the Chosen Courts. Notwithstanding the foregoing, the judgment against a Party in any Legal Proceeding contemplated above may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING IN CONNECTION WITH THIS AGREEMENT, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.
Section 7.9.    Reconciliation Procedures.
(a)    In the event that the Corporation and any TRA Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.3 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The Corporation and the applicable TRA Representative shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Representative agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Representative or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. and the arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.9(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided and resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4.
(b)    Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Representative’s position, in which case the Corporation shall reimburse the TRA Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporation’s position, in which case the TRA Representative shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation.
Section 7.10.    Withholding; Cooperation.
(a)    The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law. For the avoidance of doubt, this Section 7.10 shall apply to any Person who becomes a Party to this Agreement pursuant to Section 7.6.
(b) The applicable Parties shall cooperate and use reasonable best efforts to reduce or eliminate any deductions or withholdings that are subject to Section 7.10(a).

Section 7.11.    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)    If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state, local or foreign tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)    If the Corporation or any member of Holdings Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), unless otherwise agreed to by the Corporation and each of the TRA Representatives, such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or Holdings Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.11(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer shall not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.11(b); provided, that this sentence shall not apply to any such reorganization, contribution or other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.11(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code.
Section 7.12.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party; provided, for the avoidance of doubt, such voluntary termination of rights by a TRA Party shall not result in or cause a termination or acceleration event under Section 4.1.
Section 7.13.    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.
Section 7.14.    Independent Nature of Rights and Obligations.
(a)    The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.
(b)    To the fullest extent permitted by law, none of the TRA Parties shall owe any duties (fiduciary or otherwise) to any other TRA Parties or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement. For purposes of this Agreement, the TRA Parties acknowledge that, in taking or omitting to take any action or decision hereunder, each TRA Party shall be permitted to take into consideration solely its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other TRA Party or any other Person.
Section 7.15.    Coordination with Operating Agreement. To the extent this Agreement imposes obligations on Holdings or a member of Holdings, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Treasury Regulations Sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h). For the avoidance of doubt, the TRA

Parties shall be subject to all provisions in the Operating Agreement in their capacity as “Members” (as defined in the Operating Agreement).
Section 7.16.    TRA Representatives. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed each of the TRA Representatives as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Party which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Representatives to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Representatives are authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. Each TRA Representative may resign upon thirty (30) days’ written notice to the Corporation.
[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
CORPORATION:

QUANTINUUM INC.

By:

Name:
Title:
HOLDINGS:

QUANTINUUM HOLDINGS, LLC

By:

Name:
Title:
[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

HONEYWELL HOLDINGS INTERNATIONAL INC.

By:
Name:
Title:

CAMBRIDGE QUANTUM HOLDINGS LIMITED

By:
Name:
Title:

JPMC STRATEGIC INVESTMENTS I CORPORATION

By:
Name:
Title:
[Signature Page to Tax Receivable Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of, 20 (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ ], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Quantinuum Inc., a Delaware corporation (the “Corporation”), Quantinuum Holdings, LLC, a Delaware limited liability company, and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.
1.Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.
2.Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.
3.Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
4.Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:
[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA PARTY]

By:

Name:
Title:
Acknowledged and agreed
as of the date first set forth above:

QUANTINUUM INC.

By:

Name:
Title: